FOR IMMEDIATE RELEASE                                    CONTACT:  JAMES C. SHAY
BHA - 0304                                                 SENIOR VICE PRESIDENT
April 23, 2003                                           CHIEF FINANCIAL OFFICER
8:30 A.M. ET                                       (816) 356-8400, Extension 336


                       BHA GROUP HOLDINGS, INC. ANNOUNCES
                       RECORD SECOND QUARTER 2003 EARNINGS

For the quarter ended March 31, 2003 ("fiscal 2003"), BHA Group Holdings, Inc.'s (NASDAQ - BHAG) consolidated net income was $3.3 million or $.52 per diluted share. This compares to $2.7 million or $.42 per diluted share during the same period in the prior year. For the six months ended March 31, 2003, BHA's consolidated net income was $6.2 million or $.97 per diluted share. Excluding the effect of a $1.2 million one-time non-cash charge relating to a change in accounting for goodwill, net income for the same period in the prior year was $4.4 million or $.68 per diluted share. Including the impact of the one-time charge, net income for the first six months of the prior year was $3.2 million or $.49 per diluted share.

Commenting on the favorable results, James E. Lund, President and Chief Executive Officer, said, "We are pleased to report record earnings per share for our second quarter. These results surpassed our expectation as gross margins during the period were higher than initial estimates. Higher gross margins for the quarter were primarily attributable to a favorable sales mix in both the areas of electrostatic precipitator (ESP) replacement parts and service and the ePTFE membrane business. Improved production efficiencies and lower manufacturing costs also contributed to the increase in margins. It is the strength in these areas of our business that has largely offset the continued weakness in U.S. and international sales of fabric filter replacement parts and services."

The following table summarizes BHA's revenues and pre-tax income by segment (dollars in millions):

                                                               QUARTER ENDED                    SIX MONTHS ENDED
                                                                 MARCH 31,                          MARCH 31,
                                                           2003             2002              2003             2002
                                                           ----             ----              ----             ----
REVENUES
Domestic Air Pollution Control (APC) Segment
     U.S. Fabric Filter                                     19.7              20.3             36.8              39.3
     U.S. Electrostatic Precipitator (ESP)                  16.4              14.9             36.8              23.7
     U.S. Exports to Latin America and Asia                  3.6               4.7              6.9               9.3
                                                          ------            ------           ------           -------
         Total Domestic APC Segment                         39.7              39.9             80.5              72.3
Europe APC Segment                                           5.9               5.6             11.3              10.9
BHA Technologies Segment                                     3.1               3.1              7.0               6.3
                                                          ------            ------           ------           -------
     TOTAL REVENUES                                         48.7              48.6             98.8              89.5
                                                          ======            ======           ======           =======

PRE-TAX EARNINGS
Domestic APC Segment                                         4.2               3.6              8.2               6.1
Europe APC Segment                                           -                 0.3             (0.2)              0.2
BHA Technologies Segment                                     0.8               0.3              1.3               0.5
                                                          ------            ------           ------           -------
     TOTAL PRE-TAX EARNINGS                                  5.0               4.2              9.3               6.8
                                                          ======            ======           ======           =======

REVENUES

Consolidated revenues for the six months increased 10% over the prior year. Revenues for the Domestic Air Pollution Control (APC) segment increased 11% led by higher sales of ESP replacement parts and services to customers in the electric utility industry. Sales of ESP parts and services tend to be seasonal with the majority of revenues being generated during the first six months of the Company's fiscal year. This period corresponds with the timeframe for the spring outages scheduled by coal-fired electric utilities. Revenues in this area for the first six months are not indicative of results to be expected for a full year. The increase in sales for the ESP portion of the Domestic APC segment was offset in part by a decline in sales of fabric filter replacement parts in the U.S. and export markets which correspond to the continued weakness in the manufacturing sector of those economies. On a U.S. dollar basis, Europe APC segment sales for the six-month period rose 4% over the prior year. On a local currency basis, sales in Europe declined 10% due to challenging business conditions. BHA Technologies' sales to third parties increased by 11% for the six-month period over the prior year due in large part to continued success in selling membrane products for use in non-consumer apparel applications.

Consolidated revenues for the quarter were essentially unchanged as compared to the prior year. For the quarter, overall sales in the Domestic Air Pollution Control (APC) segment decreased by less than 1% as compared to prior year. Within this segment, however, sales of fabric filter parts and services declined by $0.6 million or 3% and sales of ESP parts and services increased by $1.5 million or 10% over the prior year. Export sales of APC parts and services within the Domestic APC segment declined by $1.1 million or 23%. Quarterly sales for the Europe APC and BHA Technologies segments increased over the prior year by 4% and 3%, respectively.

PRE-TAX EARNINGS

For the first six months of the current fiscal year, earnings before taxes and the one-time charge increased $2.5 million or 37% as compared to the prior year. The strong results were attributable to the combination of revenues increasing by 10% and operating margins as a percentage of sales increasing from 8.0% in fiscal 2002 to 9.7% in fiscal 2003. The improvement in operating margins was due to both higher gross margins and lower operating expenses as a percentage of sales.

Pre-tax earnings for the second quarter increased 19% to $5.0 million as compared to $4.2 million in the same period of the prior year. Gross margin as a percentage of sales for the most recent quarter was 32.4%. This compares to 30.7% for the same period in the prior fiscal year. The improvement in gross margin percentage was attributable to a more favorable mix of business, lower manufacturing overheads and higher efficiency in plant utilization.

INCOME TAXES

The Company's consolidated effective income tax rate was 33.0% for the six months ended March 31, 2003 compared to 35.6% for the same period in the prior year. The final consolidated effective income tax rate for the twelve months ended September 30, 2002 was 33.4%.

CASH FLOWS

For the first six months of fiscal 2003, the Company generated $6.0 million in cash flows from operations compared to $6.5 million generated during the same period in the prior year. During the current year, cash flows from operations were used to fund capital expenditures of $2.0 million, pay a cash dividend of $0.7 million and repurchase treasury shares for $0.7 million.

BACKLOG

BHA's backlog was $51.3 million at March 31, 2003. This compares with order backlogs of $47.5 million at December 31, 2002 and $43.5 million at March 31, 2002.

OUTLOOK

The Company continues to see success in the implementation of its business plan. The financial condition of BHA has been further strengthened over the last 24 months providing the Company with substantial capital to invest in growth areas and improve its overall position in the key markets it serves. During this period, the Company has invested in those areas that it believes will provide the greatest advantage in the long term. The Company believes that its businesses are diversified and that it is positioned well to achieve its long-term financial goals.

The record earnings for the first six-months of the current fiscal year have been driven by sales increases of both ESP replacement parts and service work for electric utility customers and ePTFE membranes to customers outside of air pollution control. The strength in these areas has been partially offset by the decline in the Company's worldwide fabric filter business. The weakness in fabric filter aftermarket sales is expected to continue and, based on historical trending, a profit recovery in this area will likely trail an overall improvement in manufacturing conditions by as much as six months.

For the first six-months of the current fiscal year, fifty percent of the Company's APC revenues in the U.S. were derived from the ESP business. This is not in line with the Company's historical trend or its expectation for full year results. Consistent with previous years, the Company expects that ESP replacement parts and service sales for the last six months of the fiscal year will be lower than the first six months. Due to the timing of order execution, the Company expects that ESP replacement parts and service sales for the last six months of the current year will be less than the prior year.

The Company believes it is well positioned to have long-term success in all of its businesses. Near-term quarterly results are expected to be heavily influenced by the timing of the receipt and execution of ESP rebuild orders and ePTFE membrane sales to customers in applications outside of air pollution control. One of the Company's goals is to deliver consistent annual earnings growth over time. The Company expects, however, that near-term quarterly earnings will continue to vary based on the timing of larger orders.

The results for the first six-months of the current year have positioned the Company to achieve its internal financial goals for the year. For the remainder of the current fiscal year, the focus will be on expanding growth areas while managing the cost side of its business to position the Company for incremental profit growth during fiscal 2004 and beyond. With respect to the upcoming quarter, the following is specific guidance being provided:

   o For the third quarter of fiscal 2003, the Company anticipates that consolidated net sales will be lower than the same period in the prior year by as much as 5%.

   o Earnings for the third quarter of fiscal 2003 are expected to be in the range of $.23 to $.28 per diluted share as compared to $.32 reported for the same period in the prior year.

   o If the Company achieves the earnings targets included in the stated range, its nine-month earnings per diluted share will be in the range of $1.20 to $1.25. This compares favorably to $1.00 per diluted share earned for the first nine months of last year.

OTHER ACTIONS

The Company reports that it has accumulated 2.6 million shares of the 4.0 million shares of BHA common stock authorized by its Board of Directors for repurchase.

BHA Group Holdings, Inc. is a world leader in innovative filtration technology. Its two principal operating subsidiaries are BHA Group, Inc., the world's largest supplier of replacement parts and services for industrial air pollution control systems, and BHA Technologies, Inc., which manufactures and markets expanded polytetrafluoroethylene (ePTFE) membrane products for use in a variety of industrial and consumer products.

This press release contains forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "should," "believe," "anticipate," "expect," and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the performance of newly established domestic and international operations, demand and price for the Company's products and services, and other factors. You should also consult the sections entitled "Factors Affecting Earnings and Stock Price" and "Management's Discussion and Analysis" included in the Company's report on Form 10-K which was filed with the Securities & Exchange Commission on November 6, 2002.

                            BHA GROUP HOLDINGS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                & BALANCE SHEETS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                QUARTER ENDED                    SIX MONTHS ENDED
                                                                  MARCH 31                           MARCH 31
                                                            2003             2002              2003             2002
                                                            ----             ----              ----             ----
Net sales                                                  $ 48.7            $ 48.6           $ 98.8            $ 89.5
                                                           ------            ------           ------            ------
Gross margin                                                 15.8              14.9             31.0              27.3
Operating expense                                            10.7              10.5             21.4              20.1
Interest expense, net                                          .1                .2               .3                .4
                                                           ------            ------           ------            ------
Earnings before income taxes                                  5.0               4.2              9.3               6.8
Income tax expense                                            1.7               1.5              3.1               2.4
Cumulative effect of accounting change                         --                --               --              (1.2)
                                                           ------            ------           ------            ------
Net income                                                 $  3.3            $  2.7           $  6.2            $  3.2
                                                           ======            ======           ======            ======
Diluted shares outstanding                                    6.5               6.4              6.4               6.4
                                                           ======            ======           ======            ======
Diluted earnings per share                                 $ 0.52            $ 0.42           $ 0.97            $ 0.49
                                                           ======            ======           ======            ======
Diluted earnings per share excluding
     effect of accounting change (a)                       $ 0.52            $ 0.42           $ 0.97            $ 0.68
                                                           ======            ======           ======            ======

Depreciation and amortization                              $  1.5            $  1.3           $  3.0            $  2.6
                                                           ======            ======           ======            ======


(a) During fiscal 2002, the Company adopted Statement of Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." As a result, the Company no longer recognizes amortization expense on intangible assets with indefinite lives.

The earnings per share figures in this press release are computed on a "diluted" basis as defined under Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                                                          MARCH 31,             SEPTEMBER 30,
                                                            2003                     2002
                                                            ----                     ----
Cash and equivalents                                    $   16.1                 $   13.8
Accounts receivable                                         29.7                     28.6
Inventories                                                 24.7                     24.2
Other current assets                                         5.6                      5.5
                                                        --------                 --------
     Total current assets                                   76.1                     72.1
PP&E and other assets                                       40.5                     41.4
                                                        --------                 --------
Total assets                                            $  116.6                 $  113.5
                                                        ========                 ========

Current debt and lease payments                         $    2.4                 $    2.5
Accounts payable and accruals                               21.6                     23.1
                                                        --------                 --------
     Total current liabilities                              24.0                     25.6
Long-term debt and capital leases                           17.4                     17.8
Other liabilities                                            2.7                      2.7
                                                        --------                 --------
Total liabilities                                           44.1                     46.1
Equity                                                      72.5                     67.4
                                                        --------                 --------
Total liabilities and equity                            $  116.6                 $  113.5
                                                        ========                 ========



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